Exhibit T3A-21.1

THE UNDERSIGNED:

Myron Ferdinand Hu-A-Ng LL.M., a civil-law notary, residing in Curacao

HEREBY CERTIFIES:

that the attached text contains the presently effective Articles of Association of the private limited liability company:

Digicel Aruba Holdings B.V.,

a corporation organized under the laws of Curacao.

Curacao, May 3, 2017.

Name and Registered Office.

Article 1

1. The company bears the name: **"Digicel Aruba Holdings B.V."** and is established in Curaçao.
   In foreign trade the company may use instead of the abbreviation "B.V." in French the abbreviation "S.à.R.L." and in English the abbreviation "Ltd.".
2. The registered office of the company is located in Curaçao.
3. The company has been incorporated for an indefinite period of time.

Object

Article 2

1. The object of the company is to invest its resources in securities such as shares and other certificates of participation, in bonds and other interest-bearing claims for debts under whatever name and in whatever form, to borrow money and to issue certificates of indebtedness therefor, as well as to lend money and to provide security in any form both for the benefit of the corporation and for the benefit of third parties;
2. The corporation is authorized to perform everything requisite or profitable to the accomplishment of its purpose or incidental thereto or connected therewith in the widest sense of the word.

Capital and Shares

Article 3

1. The capital of the company consists of shares of **one United States Dollar (USD. 1.=) each.**
2. At the time of incorporation one (1) share of one United States Dollar (USD. 1.=) has been issued to the incorporator.

Article 4

1. All shares shall be registered by name and shall be numbered in the manner determined by the board of directors.
2. Share certificates shall not be issued.

Article 5

1. a. Shares (including the granting of rights to acquire shares) shall be issued pursuant to a resolution of the general meeting of shareholders, hereafter referred to in these articles as the general meeting.

b. The general meeting shall determine both the issue price and the conditions for issue in accordance with these articles.

2. Each shareholder shall have, subject to law, a preferential right of subscription to any issue of shares pro rata to the total amount of his shares. A preferential right of subscription shall not be assignable.

Article 6

Each share shall be issued only against immediate full payment of the nominal value of such share.

Register of Shares

Article 7

1. The board of directors shall keep a register of shares in which the name and address of every shareholder, together with the date on which the holder's shares were acquired and the date of acknowledgement or service, and the paid up value of each share, shall be entered. The register shall be regularly maintained.
2. The register shall also contain the name and address of every person who possesses a usufructuary right in respect of shares or a pledge of shares, together with the date on which the such right or pledge was acquired and the date of acknowledgement or service;
3. In respect of any person entered in the register as possessing a usufructuary right in respect of shares or a pledge of shares, the register shall specify which person is entitled to vote on the shares.
4. Each grant of release from liability in respect of a current shortfall on the full payment of shares as well as, in respect of the grant of a release from liability for a call for payment of shares, the date of the release, shall be entered in the register of shares.
5. Every person entered in the register of shares is obliged to ensure that the company is in possession of his address.
6. The board of directors shall issue upon request to every person entered in the register of shares an extract from the register of shares pertaining to that person's rights in respect of shares. If a usufructuary right in respect of shares or pledge exists the extract shall specify the information referred to in paragraph 3 above.
7. The board of directors shall keep the register of shares at the office of the company for inspection by shareholders

Right of use/pledge

Article 8

A usufructuary right or a pledge may be established on shares.

Joint property

Article 9

Where shares, including restricted rights thereto, are held jointly the partners may choose to be represented in dealings with the company by not more than one person communicated to the company in writing.

Acquisition of own shares

Article 10

1. The acquisition by the company of shares in its capital that have not been fully paid up shall be void.
2. Fully paid up shares in the company may be acquired by the company only where all the following provisions have been met:
   a. the resolution to acquire fully paid up shares in the company shall be taken by the general meeting of shareholders;
   b. the equity in the company's shares, less the acquisition price, is more than zero;
   b. after the acquisition of the shares by the company at least one share with right to vote shall remain outstanding with others than the company itself.
3. A resolution as referred to in paragraph 2 of this article shall be deposited for inspection with the Commercial Register in Curaçao.
4. The general meeting of shareholders has the power to resolve to cancel one or more shares and to refund to the holders of such shares the amount paid up on such shares. On such cancellation the paragraphs 2 and 3 of this article shall apply accordingly.

Transfer of Shares

Article 11

A transfer of shares or of a restricted right thereto requires a deed of transfer, which transfer shall be recognised by the company or served by a bailiff on the company.

Restrictions of transfer/general duty of notification

Article 12

1. A transfer of shares is contingent on the shares first having been offered for sale to the shareholders in the manner prescribed in the following paragraphs.
2. The shareholder, hereinafter referred to as "offeror", shall notify the board of directors of the shares he wishes to transfer.
3. Such notification shall constitute an offer to the co-shareholders to sell the shares. Where the company holds shares in the company's capital it shall be understood as being a co-shareholder only if the offeror in his offer has agreed thereto.
   The share price shall, unless the shareholders unanimously agree otherwise, be determined by one or more independent experts to be appointed by the shareholders by mutual agreement. If the shareholders fail to reach agreement on this matter within six weeks of receipt of notice of the offer referred to in paragraph 5 below, a petition to appoint three independent experts shall be brought by either party before the Court of First Instance in Curaçao.
4. The experts referred to in the preceding paragraph shall be empowered to inspect the books and documents of the company and to obtain any information assisting the task of valuation.
5. The board of directors shall within fourteen days of receipt of the notification referred to in paragraph 2 notify the co-shareholders of the offer made by the offeror and shall notify each shareholder of the share

price within fourteen days of the share price being established by the experts or agreed by the shareholders.

6. Notwithstanding what is provided in paragraph 8, the board of directors, if notified by each co-shareholder within the period stipulated in that paragraph, shall without delay notify the offeror that the offer has not or not fully been taken up.
7. Shareholders who intend to purchase the shares offered for sale shall notify the board of directors of that intention within thirty days of receiving notification of the share price in accordance with paragraph 5.
8. The board of directors shall allot the offered shares to the applicants and shall notify the offeror and each shareholder of the allocation within fourteen days of expiry of the period specified in paragraph 7.
   To the extent that the shares have not been allotted the board of directors shall notify the offeror and each shareholder of that fact within the period referred to in this paragraph.
9. The shares shall be allotted by the board of directors as follows:
   a. pro rata to the nominal value of the shares held by the applicants;
   b. shares may be allotted to the company only if no application for such shares has been made by the other co-shareholders;
   c. to the extent that shares cannot be allotted on the basis of proportionality the allotment shall be determined by the drawing of lots;

   on the understanding in all matters that no-one may be allotted a greater number of shares than that applicant has applied for.
10. The offeror may withdraw his offer at any time provided he does so within one month after he has been notified of the shareholders to whom and at what price he may sell the shares offered.
11. The shares sold shall, against immediate payment of the purchase price, be transferred within eight days of expiration of the period during which the offer may be withdrawn.
12. The offeror may freely transfer the offered shares within a period of three months following the notification referred to in paragraph 8 has been given that the offer has not or not fully been taken up.
13. The experts referred to in paragraph 3 shall determine fairly who shall bear the costs of valuation. They may determine that the company shall bear the costs wholly or in part.
14. The provisions of this Article shall, as far as possible, apply mutatis mutandis to the disposal of shares purchased or otherwise acquired by the company.
15. The provisions of this Article shall not apply to transfers to which every shareholder has notified the company that observance of the provisions may be waived.
   Transfers of shares may then take place only within the succeeding period of three months.

Special duty of notification

Article 13

1. In the event of the death, grant of suspension of payment, bankruptcy, guardianship or dissolution of the matrimonial property regime of a shareholder otherwise than upon death, as well as upon the dissolution of a legal person being a shareholder and where a legal person being a shareholder ceases to exist in consequence of a legal merger, the shares shall be offered to the company in accordance with the following paragraphs.
2. If an obligation exists to offer shares for sale the provisions of Article 12 shall apply mutatis mutandis except that the offeror:
   a. shall not have the right to withdraw the offer in accordance with paragraph 10 of that Article;
   b. may retain the shares where the offer has not or not fully been taken-up.
3. The person under an obligation to offer for sale one or more shares shall within thirty days of the obligation arising - in the case referred to in paragraph 6 under b, upon expiration of the period of time referred to in that paragraph - notify the board of directors of the offer to sell. In the absence of notification the board of directors shall inform the person under the obligation to offer shares for sale of such failure to notify and bring the terms of the preceding sentence to his attention.
   If that person still fails to notify the company within eight days the company shall offer the shares for sale on behalf of the shareholder concerned and if all of the shares offered for sale are taken up shall transfer the shares to the purchaser(s) upon payment of the purchase price. The company possesses an irrevocable power so to act.
4. The company shall, in the event of a transfer of shares pursuant to the preceding paragraph, pay to the person or persons on whose behalf the offer was made the net balance of the purchase price after deduction of any costs attaching to the transaction.
5. In consequence of the obligation to offer shares for sale pursuant to the provisions of this Article and while that obligation exists, the rights attaching to a share, in so far as the shareholder is entitled to such rights, cannot be exercised while and for as long as the shareholder fails to fulfil that obligation.
6. The provisions of paragraph 1 shall not apply:
   a. where all the remaining shareholders have given notice of waiver of the obligation to satisfy those provisions;
   b. where, in the event of the dissolution of the matrimonial property regime otherwise than upon the death of a shareholder, the shares are transferred within a period of twenty-four months of the dissolution to the spouse to whose share of the matrimonial property the shares attach;

Management of the Company

Article 14

1. The management of the company shall be borne by the board of directors which shall consist of one or more directors. Legal entities may also act as directors.
2. Directors shall be appointed by the general meeting which may, at any time, suspend or remove them.
3. The remuneration and other conditions of employment shall be set by the general meeting for each director individually.
4. In the event of the absence or non-appearance of a director the remaining director or directors remain charged with the management of the company. In the event of the absence or non-appearance of every director the general meeting shall appoint one or more persons who shall be charged with temporary management of the company. Every shareholder shall be entitled to convene such general meeting.
   The general meeting shall be entitled, in the event of the absence or non-appearance of one or more directors not being the absence or non-appearance of every director, to appoint a person within the meaning of the above paragraph who shall thereupon also be charged with the management of the company.

Representation

Article 15

1. The board of directors shall represent the company. The authority to represent the company shall vest in every managing director individually.
2. Where there is a conflict of interest between the company and a managing director, this managing director is under the obligation to inform the general meeting about these conflicting interests in order to enable the general meeting to designate a person, who may be said managing director, to represent the company with regard to the intended action.

Annual Accounts

Article 16

1. The financial year for the company shall run from the first of April to the thirty-first of March next following.
2. The board of directors shall prepare annually, within a period of eight months from the end of the company's financial year, save where such period is extended by a maximum period of four months by the general meeting by reason of special circumstances, annual accounts, which shall be made available for inspection by the shareholders at the office of the company. De annual accounts consist of a balance sheet, profit and loss account and an explanatory statement to these documents. The annual accounts shall be signed by each director.
   If one or more signatures is absent that fact shall be stated together with the reason therefor.
3. The company shall ensure that the annual accounts drawn up, the annual report are available at its registered office from the day of the notice convening the general meeting convened to consider those

documents. Shareholders may there inspect the documents and obtain a copy free of charge. ——

Adoption of the annual accounts ——

Article 17 ——

1. The annual accounts shall be adopted by the general meeting. ——
   The annual report shall be drawn up by the board of directors. ——
2. Adoption of the annual accounts without reservation by the general meeting operates to discharge the board of directors for its management during the preceding financial year. ——

Disposal of profits ——

Article 18 ——

1. Profits shall be at the unfettered disposal of the general meeting. ——
2. The company may distribute the profits available for distribution to the shareholders and other persons with a claim to such profits only to the extent that the amount of the equity in the company's shares exceeds the amount of the proposed dividends. ——
3. Any distribution of profits shall be made after adoption of the annual accounts from which it appears that any such distribution is permitted. ——
4. Shares held by the company in its own capital shall not be included in computing the distribution of profits, unless such shares are subject to a right of user or registered depository receipts for such shares have been issued with the co-operation of the company. ——
5. The board of directors shall not make an interim distribution of profits unless the provision of paragraph 2 has been satisfied. ——

Dividends ——

Article 19 ——

The dividend paid on shares may be claimed by the shareholder one month after adoption of the annual accounts unless the general meeting determines another period. Such claims shall become prescribed upon expiry of a period of five years. ——

A dividend not claimed within a period of five years from the moment such claim may be entered shall vest in the company. ——

The General Meeting of Shareholders ——

Article 20 ——

1. General meetings of shareholders shall be held in Curaçao. ——
2. A general meeting shall be held annually within a period not exceeding nine months from the end of the company's financial year. ——
   The following shall be treated during that meeting: ——
   a. the annual accounts; ——
   b. proposals placed on the agenda by the board of directors or by shareholders provided that one tenth of the issued capital is thereby represented. Proposals by shareholders or other persons with the right to vote on shares must be submitted in writing, with an explanatory note, to the board of directors before the notice convening the meeting is sent; ——

c. any other business, on the understanding that no legally valid resolutions may be passed in respect of business not specified in the notice convening the meeting as being on the agenda, or in any supplementary convening notice sent within the period set for giving notice convening the meeting, unless the resolution is passed unanimously at a meeting attended by every shareholder and any other person who has a right to vote on shares, or at which such persons are represented.

3. In respect of a decision establishing a period of extension within the meaning of Article 16 paragraph 2 above the annual accounts and annual report shall be treated in conformity with that decision.
4. General meetings shall be held as frequently as the board of directors convene them. The board of directors shall be obliged to convene a general meeting when requested in writing with a detailed explanation of the business to be considered by one or more shareholders and/or persons who have a right to vote on shares representing not less than one tenth of the issued capital.

Convening the General Meeting

Article 21

1. Each shareholder is entitled to attend, either in person or by written proxy, the general meeting and to address the meeting.
   Shares for which no votes may be cast shall not be taken into account in determining to what extent a shareholder is present or represented.
2. Shareholders and the persons who have a right to vote on shares shall be summoned to a general meeting by written notice specifying a period of summons of at least five days, excluding the day of despatch and the day of receipt. The convening notice shall be sent to the addresses of the shareholders and the persons who have a right to vote on shares entered in the register of shareholders.
3. Without prejudice to the statutory provisions or the law relating to special decisions such as those in respect of legal merger, amendment of the articles of association and reduction of the company's capital, the convening notice shall state the business to be considered.
4. If the notice convening the meeting was not sent or was not sent within the period set for giving notice convening such meeting no legally valid resolutions may be passed except unanimously at a meeting attended by every shareholder and other persons with the right to vote on shares or at which such persons are represented.

Chairing the General Meeting

Article 22

1. The general meeting shall be chaired by a person designated as chairman by the general meeting. The minutes of the business transacted at the general meeting shall be kept by the secretary appointed by the chairman.

2. The board of directors shall be empowered to order that a notarial report of the business transacted at the general meeting shall be executed, the costs thereof to be borne by the company.
3. If a notarial report is not executed, the minutes of the business transacted at the general meeting shall be signed by the chairman and by the secretary who took the minutes during that meeting as complete and final.
4. The board of directors shall keep a record of the resolutions adopted by the general meeting. Such record shall be kept at the office of the company for inspection by any shareholder or any other person who has a right of pledge or a usufructuary right on shares, at whose request a copy or extract of such record shall be issued at not more than cost price.

Passing of resolutions

Article 23

1. Each share shall entitle the shareholder to cast one vote.
2. The resolutions of the general meeting shall be passed by an absolute majority of the votes cast, except in those cases where a greater majority is required by these articles.
3. Votes shall be cast verbally in respect of business other than persons; votes cast in respect of persons shall be in writing and unsigned. If a ballot in respect of persons fails to secure an absolute majority a second ballot shall be held between the two persons for whom the most votes were cast at the first ballot.
4. If a vote in respect of business other than persons results in a tie the proposal shall be considered rejected.
   If a vote in respect of persons results in a tie the proposal shall be determined by the drawing of lots.
5. Blank votes shall be deemed not to have been cast.
6. No vote may be cast at the general meeting for a share held by the company or a subsidiary thereof.
   Shares which by virtue of the above possess no voting rights shall not be taken into account in determining to what extent capital is represented at the general meeting.

Passing of resolutions other than in a general meeting

Article 24

Any resolution that may be passed in a general meeting may also be taken outside such meeting provided every shareholder, whether or not by any electronic means of transmission, has given his consent in writing thereto.

Special resolutions

Article 25

1. A resolution to amend these articles or to wind up the company shall be passed only in a general meeting at which not less than a minimum of two thirds of the issued capital is represented and by a majority of not less than three quarters of the votes cast.

A resolution to merge may only be taken unanimously at a general meeting of shareholders at which two thirds of the issued capital is represented.

2. If the capital referred to in the preceding paragraph is not represented another meeting shall be convened and shall be held within one month but not earlier than fifteen days of the first meeting at which and without reference to the capital there represented the resolution to amend the articles of incorporation or to dissolve the company may be passed by a majority of not less than three quarters of the votes cast, while the resolutions to merge shall be taken with unanimous vote.
   The notice convening this meeting shall state that it is a second meeting.

Convening notices and other notices

Article 26

1. Convening notices and other notices sent by or to the company shall be in writing sent by mail, whether or not recorded, telefax or by e-mail. Messages intended for shareholders shall be sent to the address known to the company.
2. Notices that by virtue of law or the articles of association must be sent to the general meeting may be effected by inclusion in the notice convening the general meeting.

Dissolution

Article 27

1. Liquidation of the company upon its winding up shall be done by the board of directors, unless the general meeting determines otherwise.
2. These articles shall, as far as possible, remain in force during the liquidation. The provisions relating to directors shall apply to the liquidators.
3. Any credit balance in the liquidation account remaining after satisfaction of creditors shall be distributed to the shareholders pro rata to the shares held by each shareholder.
4. The company shall continue to exist after winding up to the extent that such continued existence shall be required for the purposes of liquidating the assets of the company.

Final Provision

Article 28

Any powers not conferred on other persons shall, within the limits set by law and these articles, be vested in the general meeting.